                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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                                 OMB APPROVAL
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                        OMB Number             3235-0287
                        Expires:      September 30, 1998
                        Estimated average burden
                        hours per response...........0.5
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    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

67
[X] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE.

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

 Miller, III                         Lloyd                 I
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   (Last)                           (First)             (Middle)

                                4550 Gordon Drive
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                                    (Street)

   Naples                             FL                 34102
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   (City)                           (State)              (Zip)


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2.   Issuer Name AND Ticker or Trading Symbol

     I.C.H. Corporation (IH)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

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4.   Statement for Month/Year

     November, 2001

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                 6.
                                                  4.                              5.             Owner-
                                                  Securities Acquired (A) or      Amount of      ship
                                     3.           Disposed of (D)                 Securities     Form:     7.
                       2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                       Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                     Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security      (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)             Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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 Common Stock          11/20/01        S              9,100       D      $ 0.704  0                I       By  Lloyd I. Miller, III,
                                                                                                           Trust A-3
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 Common Stock          11/26/01        S              20,000      D      $ 0.63   117,798(1)       I       By  Lloyd I. Miller, III,
                                                                                                           Trust A-4
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 Common Stock          11/26/01        S              4,000       D      $ 0.598  0                I       By Lloyd I. Miller, III,
                                                                                                           custodian under
                                                                                                           Florida UGMA for
                                                                                                           Alexandra B. Miller
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 Common Stock          11/26/01        S              4,000       D      $0.598   0                I       By Lloyd I. Miller, III,
                                                                                                           custodian under
                                                                                                           Florida UGMA for
                                                                                                           Lloyd I. Miller, IV
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 Common Stock          11/20/01        S              37,800      D      $ 0.704                   I        By Milfam I, L.P
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Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

            Lloyd I Miller, III                                 12/10/01
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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1.   Name and Address of Reporting Person:

 Miller, III                         Lloyd                 I
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(Continued)
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2.   Issuer Name and Ticker or Trading Symbol:

     I.C.H. Corporation (IH)
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3.   Statement for Month/Year:

     November, 2001
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================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 6.
                                                  4.                              5.             Owner-
                                                  Securities Acquired (A) or      Amount of      ship
                                     3.           Disposed of (D)                 Securities     Form:
                       2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    7.
                       Transaction   Code         ------------------------------- Owned at End   (D) or    Nature of
1.                     Date          (Instr. 8)                   (A)             of Month       Indirect  Indirect
Title of Security      (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Beneficial
(Instr. 3)             Year)          Code     V                  (D)             and 4)         (Instr.4) Ownership
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 Common Stock         11/26/01         S              20,000       D     $.63     94,382(1)         I      By Milfam I, L.P.
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 Common Stock         11/21/01         S              5,000        D     $0.68    13,300(1)         I      By Milfam II, L.P.
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 Common Stock         11/26/01         S              2,000        D     $0.63        0             I      By Lloyd I. Miller,
                                                                                                           III, Pension Plan
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 Common Stock                                                                     34,100(1)         I      By Lloyd I. Miller,
                                                                                                           III, Trust C
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